AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 8th day of November, 2006 among AMERICAN SEAFOODS, L.P., ("Parent") and AMERICAN SEAFOODS INTERNATIONAL LLC ("ASI"), AMERICAN PRIDE SEAFOODS LLC ("Employer" or the "Company") and John D. Cummings who resides at 3 Penhollow Lane, Hampton Falls, New Hampshire, 03844 ("Executive").

W I T N E S S E T H:

WHEREAS, ASI, Parent and Executive are parties to that certain Employment Agreement dated as of April 8, 2002; and

WHEREAS, ASI, Parent, Employer and Executive desire now to amend and restated the original Employment Agreement, including replacing ASI with Employer as the employer of Executive.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

    Employment Term. Employer, replacing ASI, agrees to employ Executive, and Executive agrees to be so employed, in the capacity of President of American Pride Seafoods LLC, for a term commencing on the date hereof and ending on December 31, 2011 (the "Initial Term"); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to the terms hereof. The term of this Agreement will automatically extend past the Initial Term for succeeding periods of one year each unless either party terminates this Agreement as of the end of the Initial Term, or as of the end of any subsequent one-year period (in either case, the "Termination Date"), by delivering notice to the other party specifying the applicable Termination Date not earlier than 180 days and not later than 120 days prior to the date so specified. "Employment Term" as used herein shall mean the term of this Agreement including any automatic extensions pursuant to the preceding sentence.
    Position and Duties. Executive shall (in accordance with Section 11 hereof) diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business of Employer and the discharge of his duties hereunder. Executive's duties under this Agreement shall be to serve as President of Employer, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors or similar governing body of Employer (the "Board") or its designees, and Executive shall report to the Chief Executive Officer of American Seafoods Group LLC, the Company's parent. Executive shall also act as an officer and/or director and/or manager of such subsidiaries of Employer as may be designated by the Board, commensurate with Executive's office, all without further compensation, other than as provided in this Agreement. Executive's principal office will be in New Bedford, Massachusetts.
    Compensation.
      Base Salary. Employer shall pay Executive base salary compensation at an annual rate of $280,000. In January 2007 and annually thereafter, the, Board shall review Executive's base salary in light of the performance of Executive and the Company, and may, in its sole discretion, increase or decrease (but not decrease below $280,000) such base salary by an amount it determines to be appropriate. Executive's annual base salary payable, hereunder, as it may be increased or decreased from time to time, is referred to herein as "Base Salary." Base Salary shall be paid in equal installments in accordance with Employer's payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.
      Bonus. Executive shall be entitled to participate in all annual incentive plans, profits participation plans, equity-based incentive plans and other bonus and compensation plans of Employer offered from time to time during the term of Executive's employment hereunder by Employer to employees or executives of Executive's rank to the extent Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with Employer's then-current practice as approved by the Board from time to time.
    Benefits. Executive shall be eligible to participate in all employee benefit programs of Employer offered from time to time during the term of Executive's employment hereunder by Employer to employees or executives of Executive's rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with Employer's then-current practice as approved by the Board from time to time. The foregoing shall not be construed to require Employer to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that Employer and its affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive.
    Vacation. Executive shall be entitled to up to four weeks of paid vacation per calendar year. A maximum of one week of vacation time may be carried over from one calendar year and into the following calendar year; provided, however, that the vacation time be exercised prior to the end of the subsequent calendar year.
    Business Expenses. To the extent that Executive's reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive's duties under this Agreement comply with Employer's expense reimbursement policy, are wholly or partially deductible by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended and are documented and substantiated by Executive as required by the Internal Revenue Service and the policies of Employer, Employer shall reimburse Executive for such expenditures; provided documentation, therefor is submitted not later than 45 days after such expense is incurred.
    Termination by the Company.
      Employer shall have the right to terminate the Employment Term under the following circumstances (and also as contemplated by Section 8(b)):
        upon the death of Executive;
        in the event of a disability which prevents or seriously inhibits Executive from performing his duties for 60 consecutive days as determined in good faith by the Board, upon 30 days written notice from Employer to Executive; or
        for Cause (as defined below).

      "Cause" as used in this Agreement shall mean (i) Executive's commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement or theft, (ii) Executive's engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect, to the Company or any of its subsidiaries, monetarily or otherwise, as determined by a majority of the Board; (iii) Executive's material malfeasance (including without limitation, any intentional act of fraud or theft), misconduct, or gross negligence in connection with the performance of his duties hereunder; (iv) Executive's significant violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) Executive's material breach of this Agreement or of a material Company policy (including without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Company or a subsidiary); or (vi) Executive's refusal or failure to carry out directives or instructions of the Board that are consistent with the scope and nature of Executive's duties and responsibilities set forth herein, in the case of clause (v) or (vi) above, only if such breach or failure continues for more than 10 days following written notice from Employer describing such breach or failure.

      If this Agreement is terminated pursuant to Paragraph 7(a), or for any other reason (except by Executive pursuant to Paragraph 8 or by Employer other than pursuant to Paragraph 7(a)), Executive's rights and Employer's obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the date of termination. In addition, if Executive is terminated pursuant to Paragraph 7(a)(i) or 7(a)(ii), Employer shall also pay Executive within 30 days following receipt of audited financial statements for the year during which such termination occurred, a prorated annual bonus in respect of the partial year during which such termination occurred, the amount to be equal to the full amount of the annual cash bonus, if any, that would be due under Section 3(b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to such termination and the denominator of which is 365.
    Termination by Executive.
      Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon 60 days' written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that Employer shall have 10 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. For purposes of this Agreement "Good Reason" shall mean:
        The Company's failure to pay or provide when due Executive's Base Salary, which failure is not cured within 10 days after the receipt by the Board from Executive of a written notice referring to this provision and describing such failure; or
        The failure to continue Executive in his position as provided in Paragraph 1 or removal of him from such position; or

      (iii) A material diminution of Executive's responsibilities, duties or status, which diminution is not rescinded within 30 days after the date of receipt by the Board from Executive of a written notice referring to this provision and describing such diminution

      If this Agreement is terminated pursuant to Paragraph 8(a), or if Employer shall terminate Executive's employment under this Agreement other than pursuant to Paragraph 7(a), Executive shall be entitled to the following, which he acknowledges to be fair and reasonable, as his sole and exclusive remedy, in lieu of all other remedies at law or in equity, for any such termination:
        Base Salary earned but not yet paid through the date of termination;
        a prorated annual bonus in respect of the partial year during which such termination occurred, the amount to be equal to the full amount of the annual bonus, if any, that would be due under Section 3(b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to the termination and the denominator of which is 365; and
        An amount equal to Executive's actual Base Salary (not including any bonus paid or payable) for the 12-month period immediately prior to such termination (or the period during which Executive was employed by Employer if less than 12 months), payable in 24 equal installments during the 24-month period following such termination (the "Severance Pay Period").

      In the event of any such termination, Executive shall use commercially reasonable efforts to secure alternative employment. During the last 12 months of the Severance Pay Period, any compensation, income or benefits earned by or paid to (in cash or otherwise) Executive as an employee of or consultant to a company other than the Company shall reduce the amount of severance payments payable during such 12-month period pursuant to Paragraph 8(b)(iii).

      If Executive terminates his employment at any time during the term of this Agreement other than pursuant to Section 8(a), without limiting or prejudicing any other legal or equitable rights or remedies which Employer may have upon such breach by Executive, Executive will receive his Base Salary earned but not yet paid through the date of termination.
    Services Unique. Executive recognizes that Executive's services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive's services and the provisions of Paragraph 11), the Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Company may seek such equitable relief in a federal or state court in the Commonwealth of Massachusetts, and Executive hereby submits to jurisdiction in those courts.
    Protection of the Company's Interests. To the fullest extent permitted by law, all rights worldwide with respect to any intellectual or other property of any nature conceived, developed, produced, created, suggested or acquired by Executive in connection with the performance of his duties hereunder during the period commencing on the date hereof and ending 12 months following the termination of Executive's employment hereunder shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. Executive agrees to execute, acknowledge and deliver to Employer at Employer's request, such further documents, as the Employer finds appropriate to evidence the Employer's rights in such property. Executive further acknowledges that in performing his duties hereunder, he will have access to proprietary and confidential information and to trade secrets of Employer and its affiliates. Any confidential and/or proprietary information of Employer or its affiliates shall not be used by Executive or disclosed or made available by Executive to any person except (i) as required in the course of Executive's employment or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Employer or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify Employer of such requirement so that Employer may seek to obtain a protective order. Upon expiration or earlier termination of the term of Executive's employment, Executive shall return to Employer all such information that exists in written or other physical form (and all copies thereof) under Executive' control.
    Non-Competition.
      Exclusivity of Employment. Executive agrees that his employment hereunder is on an exclusive basis and that during the Employment Term, he will not engage in any other business activity. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from serving or engaging in charitable and public service activities, or engaging in speaking and writing activities, or from managing his personal investments, provided that such activities are disclosed in writing to the Board in a notice that references this provision and do not interfere with Executive's availability or ability to perform his duties and responsibilities hereunder.
      Noncompete. Executive agrees that during the Employment Term, and the Severance Pay Period (if applicable), and the 24-month period thereafter, he shall not, directly or indirectly, engage in, or participate as an investor in, an officer, employee, director or agent of, or consultant for, any entity engaging in any line of business competitive with that of Employer or any of its subsidiaries, or any line of business which Employer or any of its subsidiaries is contemplating; provided however that, nothing herein shall prevent him from investing as less than a 5% shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Executive's participation in such entity in any of the foregoing capacities, other than participation described in the foregoing proviso, being sometimes referred to herein as being a "Participant."
      Nonsolicitation of Employees. Executive agrees that during the Employment Term and the Severance Pay Period (if applicable), and the 24-month period thereafter (the "Nonsolicitation Period"), he will not directly or indirectly, employ, or be a Participant in any entity that employs, any person previously employed by the Company or any of its subsidiaries or in any way induce or attempt to induce any person to leave the employment of the Company or any of its subsidiaries.
      Nonsolicitation of Customers. Executive agrees that during the Nonsolicitation Period, he will not directly or indirectly, solicit or do business with, or be a Participant in any entity that solicits or does business with, any customer of Employer or any of its subsidiaries, nor shall Executive in any way induce or attempt to induce any customer of Employer to do business with any person or entity other than Employer; provided that, the foregoing shall not restrict Executive or any entity in which he is a Participant from soliciting or doing business with any customer of Employer or any of its subsidiaries with respect to a business that is not competitive with the business of Employer or any of its subsidiaries or any line of business that Employer or any of its subsidiaries is contemplating. Notwithstanding the foregoing, after the expiration of the noncompetition period set forth in Paragraph 11(b), Executive may participate as an investor in, an officer, employee, director or agent of or consultant for an entity that does that does business with one or more customers of Employer so long as Executive has no contact with such customer and has no direct or indirect involvement in the solicitation of business from any such customer.
      Standstill. Executive agrees that during the Nonsolicitation Period, Executive shall not, except at the specific written request of the Board:
        engage in or propose, or be a Participant in any entity that engages in or proposes, a Rule 13e-3 Transaction (as defined in Rule l3e-3 under the Securities Exchange Act of 1934) or any other material transaction, between Parent, Employer or any of its subsidiaries, on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;
        acquire any equity securities of Parent, Employer or any of its subsidiaries (other than securities issued to Executive by Parent or issued to Executive by Parent upon exercise of options issued to Executive by Parent), or be a participant in any entity that acquires any equity securities of Parent, Employer or any of its subsidiaries;
        solicit proxies, or be a Participant in any entity that solicits proxies, or become a participant in any solicitation of proxies, with respect to the election of directors of Parent, Employer or any of its subsidiaries in opposition to the nominees recommended by the Board of any such entity; or
        directly or indirectly, engage in or participate in any other activity that would be reasonably expected to result in a change of control of Parent, Employer or any of its subsidiaries.

    The foregoing provisions of this Paragraph shall not be construed to prohibit or restrict the manner in which Executive exercises his voting rights in respect of equity interests in Parent acquired in a manner that is not a violation of the terms of this Paragraph 11.

    Nondisparagement. Executive will not at any time during or after this Agreement directly (or through any other person or entity) make any public or private statements (whether oral or in writing) which are derogatory or damaging to the Company, its business, activities, operations, affairs, reputation or prospects or any of its officers, employees, directors or shareholders. Employer will not at any time during or after the term of this Agreement directly (or through any other person or entity) make any defamatory public or private statements (whether oral or in writing) concerning Executive.
    Representation of the Parties. Executive represents and warrants to Employer and Parent that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. Each of Employer and Parent represents to Executive that it is a limited liability company or limited partnership, as applicable, and is duly organized and validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board or general partner, as applicable, to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.
    Key Man Insurance. Each of Employer and Coastal Villages Pollock LLC or its affiliates (collectively, "Coastal Villages") will have the right throughout the term of this Agreement, to obtain or increase insurance on Executive's life in such amount as the Board or Coastal Villages (as applicable) determines, in the name of Employer or Coastal Villages, as the case may be, and for its sole benefit or otherwise, in the discretion of the Board or Coastal Villages (as applicable). Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with each of Employer and Coastal Villages as Employer or Coastal Villages (as applicable) may request in connection with any such insurance. Executive warrants and represents that, to his best knowledge, he is in good health and does not suffer from any medical condition which might interfere with the timely performance of his obligations under this Agreement.
    Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 15, except that any such change of address notice shall not be effective unless and until received.

    If to the Employer or Parent:

    American Seafoods Group LLC
    2025 First Avenue, Suite 900
    Seattle, WA 98127
    Facsimile: (206) 374-1516
    Attention: General Counsel

    with a copy to:

    Heller Ehrman LLP

    701 Fifth Avenue, Suite 6100
    Seattle, WA 98104
    Attention: Bruce M. Pym, Esq.

    If to Executive:

    Mr. John D. Cummings
    3 Penhollow Lane
    Hampton Falls, NH 03844

    Entire Agreement; Amendments, Waivers, Etc.
      No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
      This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
      Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
      This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors, administrators and legal representatives, by the Company and its successors and assigns, by Parent and its successors and assigns, and with respect to Paragraph 14, Coastal Villages and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. Each of the Company and Parent may assign its rights under this Agreement to any successor by merger, consolidation, purchase of all or substantially all of its and its subsidiaries' assets, or otherwise; provided that such successor assumes all of the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
      If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
    Governing Law. This Agreement shall be governed by and construed in accordance with the laws the Commonwealth of Massachusetts without reference to principles of conflict of laws.
    Right to Equitable Relief. Executive recognizes that Employer will have no adequate remedy at law for his breach of any provision of Paragraph 10, 11 or 12 and in the event of any such breach or threatened breach he agrees that Employer shall be entitled to obtain equitable relief in addition to other remedies available at law and/or hereunder.
    Taxes. All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise shall be subject to all applicable federal, state and local tax withholding laws.
    Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Exhibits, Schedules and Paragraphs refer to Exhibits and Schedules to and Paragraphs of this Agreement.
    Arbitration. Any dispute or controversy between Employer and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Boston, Massachusetts, administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Executive.
    Survival. Executive's obligations under the provisions of Paragraphs 10, 11 and 12, as well as the provisions of Paragraphs 6, 7(b), 8 and 15 through and including 23, shall survive the termination or expiration of this Agreement.
    Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

EMPLOYER:

AMERICAN PRIDE SEAFOODS LLC

By: American Seafoods Group LLC

By: /s/ Bernt O. Bodal

Name: Bernt O. Bodal
Title: Chief Executive Officer

EXECUTIVE:

/s/ John D. Cummings

John D. Cummings

AMERICAN SEAFOODS:

AMERICAN SEAFOODS, L.P.

By: ASC Management, Inc.

By: /s/ Bernt O. Bodal

Name: Bernt O. Bodal
Title: President